Exhibit 99.1

2Q23 Key Financial Data	2Q23 Financial Highlights

PROFITABILITY METRICS	2Q23	1Q23	2Q22
Return on average assets (%)	.81	1.03	1.06

Return on average common equity (%)	10.9	14.1	13.9

Return on tangible common equity (%) (a)	17.1	22.0	18.6

Net interest margin (%)	2.90	3.10	2.59

Efficiency ratio (%) (a)	63.7	63.2	62.1

Tangible efficiency ratio (%) (a)	61.5	61.0	61.5
INCOME STATEMENT (b)	2Q23	1Q23	2Q22
Net interest income (taxable-equivalent basis)	$4,449	$4,668	$3,464

Noninterest income	$2,726	$2,507	$2,548

Net income attributable to U.S. Bancorp	$1,361	$1,698	$1,531

Diluted earnings per common share	$.84	$1.04	$.99

Dividends declared per common share	$.48	$.48	$.46
BALANCE SHEET (b)	2Q23	1Q23	2Q22
Average total loans	$388,817	$386,750	$324,187

Average total deposits	$497,265	$510,324	$456,516

Net charge-off ratio	.67%	.39%	.20%

Book value per common share (period end)	$30.14	$30.12	$28.13

Basel III standardized CET1 (c)	9.1%	8.5%	9.7%

(a) See Non-GAAP Financial Measures reconciliation on page 18
(b) Dollars in millions, except per share data
(c) CET1 = Common equity tier 1 capital ratio

•  CET1 capital ratio of 9.1% at June 30, 2023, compared with 8.5% at March 31, 2023

•  Net income of $1,793 million and diluted earnings per common share of $1.12 as adjusted for notable items related to merger and integration-related charges associated with the acquisition of MUFG Union Bank (“MUB”) and balance sheet optimization activities

•  Net revenue of $7,197 million as adjusted for notable items including $4,449 million of net interest income on a taxable- equivalent basis and $2,748 million of noninterest income

•  Reported results included notable items related to merger and integration-related charges of $310 million and balance sheet optimization costs of $265 million, with a total impact, net of tax, of $(0.28) on diluted earnings per common share

•  Return on average assets of 1.07%, return on average common equity of 14.6%, and efficiency ratio of 59.2% as adjusted for notable items

•  Net interest income on a taxable-equivalent basis increased 28.4% year-over-year due to the impact of the acquisition of MUB and rising interest rates on earning assets and decreased 4.7% linked quarter due to deposit pricing

•  Average total loan growth of 19.9% year-over-year and 0.5% on a linked quarter basis

•  Average total deposit growth of 8.9% year-over-year and a decrease of 2.6% on a linked quarter basis

CEO Commentary

“In the second quarter, we successfully completed our conversion of Union Bank and further accelerated our accretion of capital, ending the quarter with a common equity tier 1 ratio of 9.1%. We posted diluted earnings per common share of $1.12, as adjusted, driven by continued momentum across our businesses supplemented by positive operating leverage on a linked quarter basis. We ended the quarter with $522 billion in total deposits, an increase of 3.2% versus the prior quarter. Our lower net interest margin this quarter reflects both higher levels of cash given debt ceiling concerns as well as higher deposit costs due to the rate environment. Credit quality remains strong, however we continued to strengthen our balance sheet by increasing our loan loss reserve reflecting prudent credit risk management.

Entering the second half of this year, we are well-positioned as a national bank with greater scale and the opportunity to capture significant cost synergies from Union Bank and to execute on revenue growth strategies that leverage our digital offerings, payment services capabilities and broad product set. I want to thank all our employees for their continued focus on best serving our clients, communities and shareholders.”

— Andy Cecere, Chairman, President and CEO, U.S. Bancorp

Business and Other Highlights

Key metrics

•	MUB conversion was successfully completed over Memorial Day weekend, over 1.2 million consumer and small business customers were added, of which approximately 50% were digitally active in the first 30 days

•	Robust liquidity highlighted by total available liquidity of $316 billion and a first quarter 2023 Liquidity Coverage Ratio (LCR) of 118%

•	Ending total deposits increased 3.2% over linked quarter

•	Strong fee growth of 9.6%, as adjusted, on a linked quarter basis

•	Strong credit quality and diversified loan portfolio; with commercial real estate office accounting for only 2% of total loans and 1% of total commitments

Notable Item Impacts 2Q23

($ in million, except per-share data)	Income Before Taxes	Net Income Attributable to U.S. Bancorp	Diluted Earnings Per Common Share
Reported	$1,785	$1,361	$.84
Notable items	575	432	.28
Adjusted	$2,360	$1,793	$1.12

Notable Items
($ in millions)	2Q23	1Q23	2Q22
Balance sheet optimization	$22	$ —	$ —
Merger and integration charges	310	244	197
Provision for credit losses	243	—	—
Total notable items	$575	$244	$197

         Investor contact: George Andersen, 612.303.3620 | Media contact: Jeff Shelman, 612.303.9933

U.S. Bancorp Second Quarter 2023 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per-share data)						ADJUSTED (a) (b)
				Percent Change					Percent Change
	2Q	1Q	2Q	2Q23 vs	2Q23 vs	2Q	1Q	2Q	2Q23 vs	2Q23 vs
	2023	2023	2022	1Q23	2Q22	2023	2023	2022	1Q23	2Q22
Net interest income	$4,415	$4,634	$3,435	(4.7)	28.5	$4,415	$4,634	$3,435	(4.7)	28.5
Taxable-equivalent adjustment	34	34	29	--	17.2	34	34	29	--	17.2
Net interest income (taxable-equivalent basis)	4,449	4,668	3,464	(4.7)	28.4	4,449	4,668	3,464	(4.7)	28.4
Noninterest income	2,726	2,507	2,548	8.7	7.0	2,748	2,507	2,548	9.6	7.8
Total net revenue	7,175	7,175	6,012	--	19.3	7,197	7,175	6,012	.3	19.7
Noninterest expense	4,569	4,555	3,724	.3	22.7	4,259	4,311	3,527	(1.2)	20.8
Income before provision and income taxes	2,606	2,620	2,288	(.5)	13.9	2,938	2,864	2,485	2.6	18.2
Provision for credit losses	821	427	311	92.3	nm	578	427	311	35.4	85.9
Income before taxes	1,785	2,193	1,977	(18.6)	(9.7)	2,360	2,437	2,174	(3.2)	8.6
Income taxes and taxable-equivalent adjustment	416	489	443	(14.9)	(6.1)	559	550	487	1.6	14.8
Net income	1,369	1,704	1,534	(19.7)	(10.8)	1,801	1,887	1,687	(4.6)	6.8
Net (income) loss attributable to noncontrolling interests	(8)	(6)	(3)	(33.3)	nm	(8)	(6)	(3)	(33.3)	nm
Net income attributable to U.S. Bancorp	$1,361	$1,698	$1,531	(19.8)	(11.1)	$1,793	$1,881	$1,684	(4.7)	6.5
Net income applicable to U.S. Bancorp common shareholders	$1,281	$1,592	$1,464	(19.5)	(12.5)	$1,710	$1,773	$1,617	(3.6)	5.8
Diluted earnings per common share	$.84	$1.04	$.99	(19.2)	(15.2)	$1.12	$1.16	$1.09	(3.4)	2.8

  (a) 2Q23 excludes $575 million ($432 million net-of-tax) of notable items including: $(22) million of noninterest income related to balance sheet repositioning and capital management actions, $310 million of merger and integration-related charges and $243 million of provision for credit losses related to balance sheet repositioning and capital management actions. 1Q23 excludes $244 million ($183 million net-of-tax) of merger and integration-related charges. 2Q22 excludes $197 million ($153 million net-of-tax) of merger and integration-related charges.

(b) See Non-GAAP Financial Measures reconciliation on page 18

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per-share data)				ADJUSTED (c) (d)
	YTD	YTD	Percent	YTD	YTD	Percent
	2023	2022	Change	2023	2022	Change
Net interest income	$9,049	$6,608	36.9	$9,049	$6,608	36.9
Taxable-equivalent adjustment	68	56	21.4	68	56	21.4
Net interest income (taxable-equivalent basis)	9,117	6,664	36.8	9,117	6,664	36.8
Noninterest income	5,233	4,944	5.8	5,255	4,944	6.3
Total net revenue	14,350	11,608	23.6	14,372	11,608	23.8
Noninterest expense	9,124	7,226	26.3	8,570	7,029	21.9
Income before provision and income taxes	5,226	4,382	19.3	5,802	4,579	26.7
Provision for credit losses	1,248	423	nm	1,005	423	nm
Income before taxes	3,978	3,959	.5	4,797	4,156	15.4
Income taxes and taxable-equivalent adjustment	905	867	4.4	1,109	911	21.7
Net income	3,073	3,092	(.6)	3,688	3,245	13.7
Net (income) loss attributable to noncontrolling interests	(14)	(4)	nm	(14)	(4)	nm
Net income attributable to U.S. Bancorp	$3,059	$3,088	(.9)	$3,674	$3,241	13.4
Net income applicable to U.S. Bancorp common shareholders	$2,873	$2,930	(1.9)	$3,483	$3,083	13.0
Diluted earnings per common share	$1.87	$1.97	(5.1)	$2.27	$2.07	9.7

  (c)  2023 excludes $819 million ($615 million net-of-tax) of notable items including: $(22) million of noninterest income related to balance sheet repositioning and capital management actions, $554 million of merger and integration-related charges and $243 million of provision for credit losses related to balance sheet repositioning and capital management actions. 2022 excludes $197 million ($153 million net-of-tax) of merger and integration-related charges.

(d) See Non-GAAP Financial Measures reconciliation on page 18

U.S. Bancorp Second Quarter 2023 Results

Net income attributable to U.S. Bancorp was $1,361 million for the second quarter of 2023, which was $170 million lower than the $1,531 million for the second quarter of 2022 and $337 million lower than the $1,698 million for the first quarter of 2023. Diluted earnings per common share were $0.84 in the second quarter of 2023, compared with $0.99 in the second quarter of 2022 and $1.04 in the first quarter of 2023. The second quarter of 2023 included $432 million, or $(0.28) per diluted common share, of notable items including merger and integration-related charges associated with the acquisition of MUB and activities to optimize balance sheet capital management, compared with $153 million $(0.10) per diluted common share in the second quarter of 2022, and $183 million, or $(0.12) per diluted common share, in the first quarter of 2023. On an adjusted basis, excluding the impacts of these notable items, net income applicable to common shareholders was $1,710 million, which was $93 million higher than the second quarter of 2022 and $63 million lower than the first quarter of 2023. Adjusted diluted earnings per common share were $1.12 in the second quarter of 2023, representing a 2.8 percent increase from the second quarter of 2022 and a 3.4 percent decrease from the first quarter of 2023.

The decrease in net income attributable to U.S. Bancorp year-over-year was driven by higher provision expense, including the balance sheet optimization activities, and noninterest expense, including the merger and integration-related charges, partially offset by higher total net revenue. Pretax income excluding notable items in the current quarter increased 8.6 percent compared with a year ago. Net interest income increased 28.4 percent on a year-over-year taxable-equivalent basis due to the impact of rising interest rates on earning assets and the impact of the MUB acquisition. The net interest margin increased to 2.90 percent in the second quarter of 2023 from 2.59 percent in the second quarter of 2022 primarily due to the impact of higher rates on earning assets and the acquisition of MUB. Noninterest income increased 7.0 percent (7.8 percent excluding notable items) compared with a year ago driven by higher payment services revenue, trust and investment management fees, and commercial products revenue. Noninterest expense increased 22.7 percent (20.8 percent excluding merger and integration-related charges), primarily driven by MUB operating expenses, including core deposit intangible amortization expense, and higher compensation expense to support business growth. Provision for credit losses increased $510 million ($267 million excluding notable items) compared with the second quarter of 2022 driven by the acquisition of MUB, normalizing credit losses and continued economic uncertainty.

Net income decreased 19.8 percent on a linked quarter basis reflecting lower net interest income and higher provision for credit losses, partially offset by higher noninterest income. Pretax income excluding notable items decreased 3.2 percent on a linked quarter basis. Net interest income decreased 4.7 percent on a taxable-equivalent basis due to deposit pricing, partially offset by the impact of rising interest rates on earning assets. The net interest margin decreased to 2.90 percent in the second quarter of 2023 from 3.10 percent in the first quarter of 2023 primarily due to deposit pricing and the impact of elevated cash balances, partially offset by the impact of rising interest rates on earning assets. Noninterest income increased 8.7 percent (9.6 percent excluding notable items) compared with the first quarter of 2023 driven by higher payment services revenue, trust and investment management fees, commercial products revenue, mortgage banking revenue, and gains on securities. Noninterest expense increased 0.3 percent on a linked quarter basis driven by merger and integration-related charges. Excluding merger and integration-related charges, noninterest expense decreased 1.2 percent due to prudent expense management and a reduction in the liability for future delivery contingencies within the merchant processing business. Provision for credit losses increased $394 million ($151 million excluding notable items) compared with the first quarter primarily due to normalizing credit losses and continued economic uncertainty.

U.S. Bancorp Second Quarter 2023 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	2Q 2023	1Q 2023	2Q 2022	2Q23 vs 1Q23	2Q23 vs 2Q22	YTD 2023	YTD 2022	Change

Components of net interest income
Income on earning assets	$7,562	$6,999	$3,854	$563	$3,708	$14,561	$7,299	$7,262
Expense on interest-bearing liabilities	3,113	2,331	390	782	2,723	5,444	635	4,809
Net interest income	$4,449	$4,668	$3,464	$(219)	$985	$9,117	$6,664	$2,453

Average yields and rates paid
Earning assets yield	4.94%	4.65%	2.88%	.29%	2.06%	4.80%	2.75%	2.05%
Rate paid on interest-bearing liabilities	2.60	2.06	.40	.54	2.20	2.34	.33	2.01
Gross interest margin	2.34%	2.59%	2.48%	(.25)%	(.14)%	2.46%	2.42%	.04%
Net interest margin	2.90%	3.10%	2.59%	(.20)%	.31%	3.00%	2.51%	.49%

Average balances
Investment securities (a)	$159,824	$166,125	$171,296	$(6,301)	$(11,472)	$162,957	$173,019	$(10,062)
Loans	388,817	386,750	324,187	2,067	64,630	387,789	318,608	69,181
Interest-bearing deposits with banks	51,972	43,305	31,116	8,667	20,856	47,662	30,487	17,175
Earning assets	613,839	607,614	536,761	6,225	77,078	610,744	533,318	77,426
Interest-bearing liabilities	480,450	458,074	390,373	22,376	90,077	469,324	384,332	84,992

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the second quarter of 2023 was $4,449 million, an increase of $985 million (28.4 percent) over the second quarter of 2022. The increase was primarily due to the impact of rising interest rates on earning assets and the acquisition of MUB. Average earning assets were $77.1 billion (14.4 percent) higher than the second quarter of 2022, reflecting increases of $64.6 billion (19.9 percent) in average total loans and $20.9 billion (67.0 percent) in average interest-bearing deposits with banks. Average investment securities decreased $11.5 billion (6.7 percent) reflecting balance sheet repositioning and liquidity management in connection with the acquisition of MUB.

Net interest income on a taxable-equivalent basis decreased $219 million (4.7 percent) on a linked quarter basis primarily due to the impact of deposit pricing, partially offset by higher rates on earning assets. Average earning assets were $6.2 billion (1.0 percent) higher on a linked quarter basis, reflecting increases of $2.1 billion (0.5 percent) in average total loans and $8.7 billion (20.0 percent) in cash deposits with other banks. Average investment securities decreased by $6.3 billion (3.8 percent) reflecting balance sheet repositioning and liquidity management in connection with the acquisition of MUB.

The net interest margin in the second quarter of 2023 was 2.90 percent, compared with 2.59 percent in the second quarter of 2022 and 3.10 percent in the first quarter of 2023. The increase in the net interest margin from the prior year was primarily due to the impact of higher rates on earning assets and the acquisition of MUB. The decrease in the net interest margin on a linked quarter basis reflected the impact of maintaining higher cash balances given the debt ceiling concerns and deposit pricing, partially offset by rising interest rates on earning assets.

U.S. Bancorp Second Quarter 2023 Results

AVERAGE LOANS
($ in millions)				Percent Change
	2Q 2023	1Q 2023	2Q 2022	2Q23 vs 1Q23	2Q23 vs 2Q22	YTD 2023	YTD 2022	Percent Change

Commercial	$133,697	$131,227	$115,758	1.9	15.5	$132,469	$111,810	18.5
Lease financing	4,388	4,456	4,899	(1.5)	(10.4)	4,422	4,951	(10.7)
Total commercial	138,085	135,683	120,657	1.8	14.4	136,891	116,761	17.2

Commercial mortgages	43,214	43,627	29,676	(.9)	45.6	43,420	29,253	48.4
Construction and development	11,720	11,968	9,841	(2.1)	19.1	11,843	10,049	17.9
Total commercial real estate	54,934	55,595	39,517	(1.2)	39.0	55,263	39,302	40.6

Residential mortgages	117,606	116,287	80,228	1.1	46.6	116,950	78,847	48.3

Credit card	26,046	25,569	22,748	1.9	14.5	25,809	22,297	15.8

Retail leasing	4,829	5,241	6,708	(7.9)	(28.0)	5,034	6,908	(27.1)
Home equity and second mortgages	12,753	12,774	10,726	(.2)	18.9	12,763	10,561	20.9
Other	34,564	35,601	43,603	(2.9)	(20.7)	35,079	43,932	(20.2)
Total other retail	52,146	53,616	61,037	(2.7)	(14.6)	52,876	61,401	(13.9)

Total loans	$388,817	$386,750	$324,187	.5	19.9	$387,789	$318,608	21.7

Average total loans for the second quarter of 2023 were $64.6 billion (19.9 percent) higher than the second quarter of 2022. The increase was driven by growth in the Company’s legacy loan portfolio as well as from the MUB acquisition, which are primarily reflected in commercial loans, commercial mortgages and residential mortgages. Increases in total commercial loans (14.4 percent), total commercial real estate loans (39.0 percent), residential mortgages (46.6 percent) and credit card loans (14.5 percent) were partially offset by lower total other retail loans (14.6 percent). The increase in legacy portfolio commercial loans was due to higher utilization driven by working capital needs of corporate customers, slower pay-offs given higher volatility in the capital markets and core growth. The increase in legacy residential mortgages was driven by on-balance sheet loan activities and slower refinancing activity. The increase in credit card loans was primarily driven by higher spend volumes, account growth and lower payment rates. The decrease in other retail loans was primarily due to balance sheet optimization activities.

Average total loans were $2.1 billion (0.5 percent) higher than the first quarter of 2023. Increases in total commercial loans (1.8 percent), residential mortgages (1.1 percent) and credit card loans (1.9 percent) were partially offset by lower total commercial real estate loans (1.2 percent) and lower total other retail loans (2.7 percent).

U.S. Bancorp Second Quarter 2023 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	2Q 2023	1Q 2023	2Q 2022	2Q23 vs 1Q23	2Q23 vs 2Q22	YTD 2023	YTD 2022	Percent Change

Noninterest-bearing deposits	$113,758	$129,741	$120,827	(12.3)	(5.9)	$121,705	$124,375	(2.1)
Interest-bearing savings deposits
Interest checking	127,994	129,350	116,878	(1.0)	9.5	128,668	115,975	10.9
Money market savings	152,893	146,970	123,788	4.0	23.5	149,948	121,700	23.2
Savings accounts	58,993	68,827	68,127	(14.3)	(13.4)	63,883	67,555	(5.4)
Total savings deposits	339,880	345,147	308,793	(1.5)	10.1	342,499	305,230	12.2
Time deposits	43,627	35,436	26,896	23.1	62.2	39,554	25,747	53.6
Total interest-bearing deposits	383,507	380,583	335,689	.8	14.2	382,053	330,977	15.4

Total deposits	$497,265	$510,324	$456,516	(2.6)	8.9	$503,758	$455,352	10.6

Average total deposits for the second quarter of 2023 were $40.7 billion (8.9 percent) higher than the second quarter of 2022, including the impact of the MUB acquisition. Average noninterest-bearing deposits decreased $7.1 billion (5.9 percent) driven by decreases within Corporate and Commercial Banking and Wealth Management and Investment Services, partially offset by the impact of the acquisition of MUB. Average total savings deposits were $31.1 billion (10.1 percent) higher year-over-year driven by increases within Corporate and Commercial Banking and Consumer and Business Banking, including the impact of the acquisition of MUB. Average time deposits were $16.7 billion (62.2 percent) higher than the prior year second quarter due to the acquisition of MUB and increases across most business lines. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

Average total deposits decreased $13.1 billion (2.6 percent) from the first quarter of 2023. On a linked quarter basis, average noninterest-bearing deposits decreased $16.0 billion (12.3 percent) driven by an at conversion reclassification of MUB retail checking balances to create a better customer experience and pricing pressures from rising interest rates. Average total savings deposits decreased $5.3 billion (1.5 percent) driven by decreases within Consumer and Business Banking and Wealth Management and Investment Services, partially offset by increases within Corporate and Commercial Banking. Average time deposits were $8.2 billion (23.1 percent) higher on a linked quarter basis across Consumer and Business Banking and Wealth Management and Investment Services, partially offset by decreases within Corporate and Commercial Banking. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics. Ending total deposits at June 30, 2023, were $16.3 billion (3.2 percent) higher than March 31, 2023, reflecting the normal operational fluctuation of deposits associated with corporate trust activities.

The Company maintains a diverse and stable funding base that includes a mix of both consumer and operational wholesale deposits and continues to actively manage the composition in the current environment. Consumer deposits account for more than 50 percent of total deposits and a significant portion of the operational wholesale deposits are contractual or relationship based, not yield-seeking. At June 30, 2023, approximately 50 percent of deposits are insured through the FDIC insurance fund. Of the uninsured deposits, approximately 80 percent of these deposits are retail customers or operational in nature, which are generally more stable. In addition, the Company has total available liquidity representing 120 percent of uninsured balances.

U.S. Bancorp Second Quarter 2023 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	2Q 2023	1Q 2023	2Q 2022	2Q23 vs 1Q23	2Q23 vs 2Q22	YTD 2023	YTD 2022	Percent Change

Card revenue	$422	$360	$399	17.2	5.8	$782	$737	6.1
Corporate payment products revenue	190	189	172	.5	10.5	379	330	14.8
Merchant processing services	436	387	425	12.7	2.6	823	788	4.4
Trust and investment management fees	621	590	566	5.3	9.7	1,211	1,066	13.6
Service charges	324	324	334	--	(3.0)	648	667	(2.8)
Commercial products revenue	358	334	290	7.2	23.4	692	556	24.5
Mortgage banking revenue	161	128	142	25.8	13.4	289	342	(15.5)
Investment products fees	68	68	59	--	15.3	136	121	12.4
Securities gains (losses), net	3	(32)	19	nm	(84.2)	(29)	37	nm
Other	165	159	142	3.8	16.2	324	300	8.0
Total before balance sheet optimization	2,748	2,507	2,548	9.6	7.8	5,255	4,944	6.3
Balance sheet optimization	(22)	--	--	nm	nm	(22)	--	nm

Total noninterest income	$2,726	$2,507	$2,548	8.7	7.0	$5,233	$4,944	5.8

Second quarter noninterest income of $2,726 million was $178 million (7.0 percent) higher than the second quarter of 2022. Excluding notable items of $(22) million in the second quarter of 2023, second quarter noninterest income increased $200 (7.8 percent) compared with the second quarter of 2022 driven by higher payment services revenue, trust and investment management fees, commercial products revenue and other noninterest income. Payment services revenue increased $52 million (5.2 percent) compared with the second quarter of 2022. Within payment services, card revenue increased $23 million (5.8 percent) driven by higher rates and sales volume, and corporate payment products revenue increased $18 million (10.5 percent) due to higher business spending. Trust and investment management fees increased $55 million (9.7 percent) driven by the acquisition of MUB and core business growth. Commercial products revenue increased $68 million (23.4 percent) driven by higher trading revenue, corporate bond fees, and commercial loan fees. Other revenue increased $23 million (16.2 percent).

Noninterest income was $219 million (8.7 percent) higher in the second quarter of 2023 compared with the first quarter of 2023. Excluding notable items of $(22) million in the second quarter of 2023, second quarter noninterest income increased $241 (9.6 percent) compared with the first quarter of 2023 driven by higher payment services revenue, trust and investment management fees, commercial products revenue and gains on securities. Payment services revenue increased $112 million (12.0 percent) compared with the first quarter of 2023. Within payment services, card revenue increased $62 million (17.2 percent) driven by higher rates and sales volume and merchant processing services revenue increased $49 million (12.7 percent) driven by price increases. Trust and investment management fees increased $31 million (5.3 percent) primarily due to core business growth and an increase in fees driven by higher market rates. Commercial products revenue increased $24 million (7.2 percent) driven by an increase in trading revenue, corporate bond fees and commercial leasing.

U.S. Bancorp Second Quarter 2023 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	2Q	1Q	2Q	2Q23 vs	2Q23 vs	YTD	YTD	Percent
	2023	2023	2022	1Q23	2Q22	2023	2022	Change

Compensation and employee benefits	$2,646	$2,646	$2,246	--	17.8	$5,292	$4,495	17.7
Net occupancy and equipment	316	321	265	(1.6)	19.2	637	534	19.3
Professional services	141	134	111	5.2	27.0	275	225	22.2
Marketing and business development	122	122	106	--	15.1	244	186	31.2
Technology and communications	522	503	419	3.8	24.6	1,025	840	22.0
Other intangibles	159	160	40	(.6)	nm	319	87	nm
Other	353	425	340	(16.9)	3.8	778	662	17.5
Total before merger and integration	4,259	4,311	3,527	(1.2)	20.8	8,570	7,029	21.9
Merger and integration charges	310	244	197	27.0	57.4	554	197	nm

Total noninterest expense	$4,569	$4,555	$3,724	.3	22.7	$9,124	$7,226	26.3

Second quarter noninterest expense of $4,569 million was $845 million (22.7 percent) higher than the second quarter of 2022. Excluding merger and integration-related charges of $310 million in the second quarter of 2023 and $197 million in the second quarter of 2022, second quarter noninterest expense increased $732 million (20.8 percent) compared with the second quarter of 2022, driven by the impact of MUB operating expenses, core deposit intangible amortization expense, higher compensation expense and higher other noninterest expense. Compensation expense increased $400 million (17.8 percent) compared with the second quarter of 2022 primarily due to MUB expense as well as merit and hiring to support business growth. Intangible amortization increased $119 million driven by the core deposit intangible created as a result of the MUB acquisition. Other noninterest expense increased $13 million (3.8 percent) due to higher FDIC insurance expense driven by an increase in the assessment base and rate along with the inclusion of MUB in the current year, partially offset by lower accruals related to future delivery exposures for merchant and airline processing and other liabilities.

Noninterest expense increased $14 million (0.3 percent) on a linked quarter basis. Excluding merger and integration-related charges of $310 million in the second quarter of 2023 and $244 million in the first quarter of 2023, second quarter noninterest expense decreased $52 million (1.2 percent) from the first quarter of 2023 driven by lower other noninterest expense. Other noninterest expense decreased $72 million (16.9 percent) primarily due to lower accruals related to future delivery exposures for merchant and airline processing and other liabilities.

Provision for Income Taxes

The provision for income taxes for the second quarter of 2023 resulted in a tax rate of 23.3 percent on a taxable-equivalent basis (effective tax rate of 21.8 percent), compared with 22.4 percent on a taxable-equivalent basis (effective tax rate of 21.3 percent) in the second quarter of 2022, and a tax rate of 22.3 percent on a taxable-equivalent basis (effective tax rate of 21.1 percent) in the first quarter of 2023.

U.S. Bancorp Second Quarter 2023 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	2Q		1Q		4Q		3Q		2Q
	2023	% (a)	2023	% (a)	2022	% (a)	2022	% (a)	2022	% (a)
Balance, beginning of period	$7,523		$7,404		$6,455		$6,255		$6,105
Change in accounting principle (b)	--		(62)		--		--		--
Allowance for acquired credit losses (c)	--		127		336		--		--
Net charge-offs
Total excluding acquisition and optimization impacts	340	.35	282	.30	210	.23	162	.19	161	.20
Balance sheet optimization impact	309		--		189		--		--
Acquisition impact	--		91		179		--		--

Total net charge-offs	649	.67	373	.39	578	.64	162	.19	161	.20
Provision for credit losses
Total excluding acquisition and optimization impacts	578		427		401		362		311
Balance sheet optimization impact	243		--		129		--		--
Acquisition impact of initial provision	--		--		662		--		--

Total provision for credit losses	821		427		1,192		362		311
Other changes	--		--		(1)		--		--

Balance, end of period	$7,695		$7,523		$7,404		$6,455		$6,255

Components
Allowance for loan losses	$7,164		$7,020		$6,936		$6,017		$5,832
Liability for unfunded credit commitments	531		503		468		438		423

Total allowance for credit losses	$7,695		$7,523		$7,404		$6,455		$6,255

Allowance for credit losses as a percentage of
Period-end loans (%)	2.03		1.94		1.91		1.88		1.88
Nonperforming loans (%)	739		660		762		1,025		863
Nonperforming assets (%)	709		637		729		953		812

(a)  Annualized and calculated on average loan balances

(b)  Effective January 1, 2023, the Company adopted accounting guidance which removed the separate recognition and measurement of troubled debt restructurings

(c)   Allowance for purchased credit deteriorated and charged-off loans acquired from MUB

SUMMARY OF NET CHARGE-OFFS
($ in millions)	2Q		1Q		4Q		3Q		2Q
	2023	% (a)	2023	% (a)	2022	% (a)	2022	% (a)	2022	% (a)
Net charge-offs
Commercial	$87	.26	$42	.13	$133	.41	$24	.08	$28	.10
Lease financing	3	.27	5	.46	5	.43	3	.25	2	.16

Total commercial	90	.26	47	.14	138	.41	27	.08	30	.10
Commercial mortgages	26	.24	115	1.07	25	.28	(6)	(.08)	(2)	(.03)
Construction and development	--	--	2	.07	17	.63	--	--	8	.33

Total commercial real estate	26	.19	117	.85	42	.36	(6)	(.06)	6	.06
Residential mortgages	114	.39	(1)	--	(3)	(.01)	(5)	(.02)	(9)	(.04)
Credit card	199	3.06	175	2.78	175	2.76	119	1.96	118	2.08
Retail leasing	1	.08	1	.08	1	.07	1	.06	--	--
Home equity and second mortgages	(1)	(.03)	(1)	(.03)	--	--	(2)	(.07)	(3)	(.11)
Other	220	2.55	35	.40	225	2.17	28	.26	19	.17

Total other retail	220	1.69	35	.26	226	1.52	27	.18	16	.11

Total net charge-offs	$649	.67	$373	.39	$578	.64	$162	.19	$161	.20

Gross charge-offs	$755		$469		$669		$275		$276
Gross recoveries	$106		$96		$91		$113		$115

(a) Annualized and calculated on average loan balances

U.S. Bancorp Second Quarter 2023 Results

The Company’s provision for credit losses for the second quarter of 2023 was $821 million, compared with $427 million in the first quarter of 2023 and $311 million in the second quarter of 2022. The second quarter of 2023 provision was $394 million (92.3 percent) higher than the first quarter of 2023 and $510 million higher than the second quarter of 2022. Excluding the notable item related to balance sheet optimization activities, the provision for credit losses for the second quarter of 2023 increased $151 million (35.4 percent) compared with the first quarter of 2023 and $267 million (85.9 percent) compared with the second quarter of 2022. During 2022 and continuing into 2023, economic uncertainty and recession risk have been increasing due to rising interest rates, inflationary concerns, market volatility, and pressure on corporate earnings related to these factors. Expected loss estimates consider various factors including customer specific information impacting changes in risk ratings, projected delinquencies, and the impact of economic deterioration on borrowers’ liquidity and ability to repay. While these credit quality factors have continued to perform better than pre-pandemic levels, the changing economic outlook is contributing to increased provision for credit losses. Consumer portfolio credit losses are stabilizing amid rising delinquencies and lower collateral values. Some stress in commercial portfolios is also anticipated as the impact of rising interest rates filters through financials. Commercial real estate valuations are also affected by rising interest rates and the changing demand for office properties.

Total net charge-offs in the second quarter of 2023 were $649 million, compared with $373 million in the first quarter of 2023 and $161 million in the second quarter of 2022. Net charge-offs for the second quarter of 2023 included $309 million of charge-offs related to balance sheet optimization activities. Net charge-offs for the first quarter of 2023 included $91 million of charge-offs related to uncollectible acquired loans, considered purchase credit deteriorated as of the date of the MUB acquisition. The net charge-off ratio was 0.67 percent in the second quarter of 2023 (0.35 percent excluding the impact of the balance sheet optimization activities), compared with 0.39 percent in the first quarter of 2023 (0.30 percent excluding the impact of the MUB acquisition-related charge-offs) and 0.20 percent in the second quarter of 2022. Net charge-offs, excluding the impact of the balance sheet optimization activities and acquisition-related charge offs, increased $58 million (20.6 percent) compared with the first quarter of 2023 and $179 million compared with the second quarter of 2022, reflecting higher charge-offs in most loan categories consistent with normalizing credit conditions.

The allowance for credit losses was $7,695 million at June 30, 2023, compared with $7,523 million at March 31, 2023, and $6,255 million at June 30, 2022. The increase in the allowance for credit losses was primarily driven by economic uncertainty and normalizing credit losses. The ratio of the allowance for credit losses to period-end loans was 2.03 percent at June 30, 2023, compared with 1.94 percent at March 31, 2023, and 1.88 percent at June 30, 2022. The ratio of the allowance for credit losses to nonperforming loans was 739 percent at June 30, 2023, compared with 660 percent at March 31, 2023, and 863 percent at June 30, 2022.

Nonperforming assets were $1,085 million at June 30, 2023, compared with $1,181 million at March 31, 2023, and $770 million at June 30, 2022. The ratio of nonperforming assets to loans and other real estate was 0.29 percent at June 30, 2023, compared with 0.30 percent at March 31, 2023, and 0.23 percent at June 30, 2022. The decrease in nonperforming assets on a linked quarter basis was primarily due to lower residential mortgage and commercial real estate nonperforming loans. The year-over-year increase in nonperforming assets primarily reflected nonperforming assets acquired from MUB. Accruing loans 90 days or more past due were $474 million at June 30, 2023, compared with $494 million at March 31, 2023, and $423 million at June 30, 2022.

U.S. Bancorp Second Quarter 2023 Results

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Jun 30 2023	Mar 31 2023	Dec 31 2022	Sep 30 2022	Jun 30 2022
Delinquent loan ratios - 90 days or more past due
Commercial	.04	.05	.07	.03	.07
Commercial real estate	--	.01	.01	.05	.01
Residential mortgages	.08	.08	.08	.10	.12
Credit card	1.02	1.00	.88	.74	.69
Other retail	.12	.12	.12	.11	.10
Total loans	.12	.13	.13	.11	.13

Delinquent loan ratios - 90 days or more past due and nonperforming loans
Commercial	.21	.18	.19	.12	.19
Commercial real estate	.87	.98	.62	.46	.53
Residential mortgages	.26	.33	.36	.35	.40
Credit card	1.02	1.01	.88	.74	.69
Other retail	.39	.37	.37	.32	.35
Total loans	.40	.42	.38	.30	.35

ASSET QUALITY (a)
($ in millions)
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2023	2023	2022	2022	2022
Nonperforming loans
Commercial	$204	$150	$139	$92	$116
Lease financing	27	28	30	30	32
Total commercial	231	178	169	122	148
Commercial mortgages	361	432	251	110	147
Construction and development	113	103	87	57	59
Total commercial real estate	474	535	338	167	206
Residential mortgages	207	292	325	211	223
Credit card	--	1	1	--	--
Other retail	129	133	139	130	148
Total nonperforming loans	1,041	1,139	972	630	725
Other real estate	25	23	23	24	23
Other nonperforming assets	19	19	21	23	22
Total nonperforming assets	$1,085	$1,181	$1,016	$677	$770

Accruing loans 90 days or more past due	$474	$494	$491	$393	$423

Nonperforming assets to loans plus ORE (%)	.29	.30	.26	.20	.23

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp Second Quarter 2023 Results

COMMON SHARES
(Millions)	2Q 2023	1Q 2023	4Q 2022	3Q 2022	2Q 2022
Beginning shares outstanding	1,533	1,531	1,486	1,486	1,486
Shares issued for stock incentive plans, acquisitions and other corporate purposes	--	3	45	--	--
Shares repurchased	--	(1)	--	--	--

Ending shares outstanding	1,533	1,533	1,531	1,486	1,486

CAPITAL POSITION				Preliminary Data
($ in millions)	Jun 30 2023	Mar 31 2023	Dec 31 2022	Sep 30 2022	Jun 30 2022

Total U.S. Bancorp shareholders’ equity	$53,019	$52,989	$50,766	$47,513	$48,605

Basel III Standardized Approach (a)
Common equity tier 1 capital	$42,944	$42,027	$41,560	$44,094	$42,944
Tier 1 capital	50,187	49,278	48,813	51,346	50,195
Total risk-based capital	60,334	59,920	59,015	60,738	58,307

Common equity tier 1 capital ratio	9.1%	8.5%	8.4%	9.7%	9.7%
Tier 1 capital ratio	10.6	10.0	9.8	11.2	11.4
Total risk-based capital ratio	12.7	12.1	11.9	13.3	13.2
Leverage ratio	7.5	7.5	7.9	8.7	8.6

Tangible common equity to tangible assets (b)	4.8	4.8	4.5	5.2	5.5
Tangible common equity to risk-weighted assets (b)	6.8	6.5	6.0	6.7	7.2

Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)	8.9	8.3	8.1	9.4	9.4

(a) Amounts and ratios calculated in accordance with transitional regulatory requirements related to the current expected credit losses methodology
(b) See Non-GAAP Financial Measures reconciliation on page 18

Total U.S. Bancorp shareholders’ equity was $53.0 billion at June 30, 2023, and at March 31, 2023, compared with $48.6 billion at June 30, 2022. The Company suspended all common stock repurchases at the beginning of the third quarter of 2021, except for those done exclusively in connection with its stock-based compensation programs, due to its pending acquisition of MUB’s core regional banking franchise. The Company will evaluate potential repurchases in connection with the potential capital requirements given the regulatory landscape.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 9.1 percent at June 30, 2023, compared with 8.5 percent at March 31, 2023, and 9.7 percent at June 30, 2022. The common equity tier 1 capital to risk-weighted assets ratio, reflecting the full implementation of the current expected credit losses methodology was 8.9 percent at June 30, 2023, compared with 8.3 percent at March 31, 2023, and 9.4 percent at June 30, 2022.

U.S. Bancorp Second Quarter 2023 Results

Investor Conference Call

On Wednesday, July 19, 2023 at 9 a.m. CT, Chairman, President and Chief Executive Officer Andy Cecere and Vice Chair and Chief Financial Officer Terry Dolan will host a conference call to review the financial results. The live conference call will be available online or by telephone. To access the webcast and presentation, visit the U.S. Bancorp website at usbank.com and click on “About Us”, “Investor Relations” and “Webcasts & Presentations.” To access the conference call from locations within the United States and Canada, please dial 877-692-8955. Participants calling from outside the United States and Canada, please dial 234-720-6979. The access code for all participants is 6030554. For those unable to participate during the live call, a replay will be available at approximately 12 p.m. CT on Wednesday, July 19, 2023. To access the replay, please visit the U.S. Bancorp website at usbank.com and click on “About Us”, “Investor Relations” and “Webcasts & Presentations.”

About U.S. Bancorp

U.S. Bancorp, with approximately 77,000 employees and $681 billion in assets as of June 30, 2023, is the parent company of U.S. Bank National Association. The Minneapolis-based company serves millions of customers locally, nationally and globally through a diversified mix of businesses: Consumer and Business Banking; Payment Services; Corporate & Commercial Banking; and Wealth Management and Investment Services. Union Bank, consisting primarily of retail banking branches on the West Coast, joined U.S. Bancorp in 2022. U.S. Bancorp has been recognized for its approach to digital innovation, social responsibility, and customer service, including being named one of the 2023 World’s Most Ethical Companies and Fortune’s most admired superregional bank. To learn more, please visit the U.S. Bancorp website at usbank.com and click on “About Us”.

Forward-looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, future economic conditions and the anticipated future revenue, expenses, financial condition, asset quality, capital and liquidity levels, plans, prospects and operations of U.S. Bancorp. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “projects,” “forecasts,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.”

Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those set forth in forward-looking statements, including the following risks and uncertainties:

•

Deterioration in general business and economic conditions or turbulence in domestic or global financial markets, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility;

•

Turmoil and volatility in the financial services industry, including failures or rumors of failures of other depository institutions, which could affect the ability of depository institutions, including U.S. Bank National Association, to attract and retain depositors, and could affect the ability of financial services providers, including U.S. Bancorp, to borrow or raise capital;

•	Increases in Federal Deposit Insurance Corporation (“FDIC”) assessments due to bank failures;
•	Actions taken by governmental agencies to stabilize the financial system and the effectiveness of such actions;
•	Changes to regulatory capital, liquidity and resolution-related requirements applicable to large banking organizations in response to recent developments affecting the banking sector;
•

Changes to statutes, regulations, or regulatory policies or practices, including capital and liquidity requirements, and the enforcement and interpretation of such laws and regulations, and U.S. Bancorp’s ability to address or satisfy those requirements and other requirements or conditions imposed by regulatory entities;

•	Changes in interest rates;
•	Increases in unemployment rates;
•	Deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans;
•	Risks related to originating and selling mortgages, including repurchase and indemnity demands, and related to U.S. Bancorp’s role as a loan servicer;
•	Impacts of current, pending or future litigation and governmental proceedings;

U.S. Bancorp Second Quarter 2023 Results

•	Increased competition from both banks and non-banks;
•	Effects of climate change and related physical and transition risks;
•	Changes in customer behavior and preferences and the ability to implement technological changes to respond to customer needs and meet competitive demands;
•	Breaches in data security;
•	Failures or disruptions in or breaches of U.S. Bancorp’s operational, technology or security systems or infrastructure, or those of third parties;
•	Failures to safeguard personal information;
•	Impacts of pandemics, including the COVID-19 pandemic, natural disasters, terrorist activities, civil unrest, international hostilities and geopolitical events;
•	Impacts of supply chain disruptions, rising inflation, slower growth or a recession;
•	Failure to execute on strategic or operational plans;
•	Effects of mergers and acquisitions and related integration;
•	Effects of critical accounting policies and judgments;
•	Effects of changes in or interpretations of tax laws and regulations;
•	Management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk; and
•

The risks and uncertainties more fully discussed in the section entitled “Risk Factors” of U.S. Bancorp’s Form 10-K for the year ended December 31, 2022, and subsequent filings with the Securities and Exchange Commission.

In addition, U.S. Bancorp’s acquisition of MUB presents risks and uncertainties, including, among others: the risk that the cost savings, any revenue synergies and other anticipated benefits of the acquisition may not be realized or may take longer than anticipated to be realized; and the possibility that the combination of MUB with U.S. Bancorp, including the integration of MUB, may be more costly or difficult to complete than anticipated or have unanticipated adverse results.

In addition, factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

U.S. Bancorp Second Quarter 2023 Results

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets
•	Tangible common equity to risk-weighted assets
•	Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology, and
•	Return on tangible common equity.

These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in banking regulations. In addition, certain of these measures differ from currently effective capital ratios defined by banking regulations principally in that the currently effective ratios, which are subject to certain transitional provisions, temporarily exclude the impact of the 2020 adoption of accounting guidance related to impairment of financial instruments based on the current expected credit losses methodology. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures. Management believes this information helps investors assess trends in the Company’s capital adequacy.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin, utilize net interest income on a taxable-equivalent basis.

The adjusted return on average assets, adjusted return on average common equity, adjusted net income and adjusted diluted earnings per common share exclude notable items related to the acquisition of MUB. Management uses these measures in their analysis of the Company’s performance and believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2023	2022	2023	2022
Interest Income
Loans	$5,605	$2,869	$10,882	$5,468
Loans held for sale	38	54	69	114
Investment securities	1,077	806	2,151	1,523
Other interest income	806	96	1,388	138
Total interest income	7,526	3,825	14,490	7,243
Interest Expense
Deposits	1,939	177	3,444	257
Short-term borrowings	740	57	1,189	78
Long-term debt	432	156	808	300
Total interest expense	3,111	390	5,441	635
Net interest income	4,415	3,435	9,049	6,608
Provision for credit losses	821	311	1,248	423
Net interest income after provision for credit losses	3,594	3,124	7,801	6,185
Noninterest Income
Card revenue	422	399	782	737
Corporate payment products revenue	190	172	379	330
Merchant processing services	436	425	823	788
Trust and investment management fees	621	566	1,211	1,066
Service charges	324	334	648	667
Commercial products revenue	358	290	692	556
Mortgage banking revenue	131	142	259	342
Investment products fees	68	59	136	121
Securities gains (losses), net	3	19	(29)	37
Other	173	142	332	300
Total noninterest income	2,726	2,548	5,233	4,944
Noninterest Expense
Compensation and employee benefits	2,646	2,246	5,292	4,495
Net occupancy and equipment	316	265	637	534
Professional services	141	111	275	225
Marketing and business development	122	106	244	186
Technology and communications	522	419	1,025	840
Other intangibles	159	40	319	87
Merger and integration charges	310	197	554	197
Other	353	340	778	662
Total noninterest expense	4,569	3,724	9,124	7,226
Income before income taxes	1,751	1,948	3,910	3,903
Applicable income taxes	382	414	837	811
Net income	1,369	1,534	3,073	3,092
Net (income) loss attributable to noncontrolling interests	(8)	(3)	(14)	(4)
Net income attributable to U.S. Bancorp	$1,361	$1,531	$3,059	$3,088
Net income applicable to U.S. Bancorp common shareholders	$1,281	$1,464	$2,873	$2,930
Earnings per common share	$.84	$.99	$1.87	$1.97
Diluted earnings per common share	$.84	$.99	$1.87	$1.97
Dividends declared per common share	$.48	$.46	$.96	$.92
Average common shares outstanding	1,533	1,486	1,532	1,485
Average diluted common shares outstanding	1,533	1,487	1,533	1,486

CONSOLIDATED ENDING BALANCE SHEET

(Dollars in Millions)	June 30, 2023	December 31, 2022	June 30, 2022
Assets	(Unaudited )		(Unaudited )
Cash and due from banks	$70,642	$53,542	$39,124
Investment securities
Held-to-maturity	86,938	88,740	61,503
Available-for-sale	69,221	72,910	98,806
Loans held for sale	2,361	2,200	3,943
Loans
Commercial	136,775	135,690	125,983
Commercial real estate	54,357	55,487	39,753
Residential mortgages	114,449	115,845	82,114
Credit card	26,626	26,295	23,697
Other retail	47,221	54,896	60,822
Total loans	379,428	388,213	332,369
Less allowance for loan losses	(7,164)	(6,936)	(5,832)
Net loans	372,264	381,277	326,537
Premises and equipment	3,695	3,858	3,177
Goodwill	12,486	12,373	10,157
Other intangible assets	6,634	7,155	4,487
Other assets	56,584	52,750	43,647
Total assets	$680,825	$674,805	$591,381

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$104,996	$137,743	$129,130
Interest-bearing	416,604	387,233	337,972
Total deposits	521,600	524,976	467,102
Short-term borrowings	32,334	31,216	24,963
Long-term debt	45,283	39,829	29,408
Other liabilities	28,124	27,552	20,839
Total liabilities	627,341	623,573	542,312
Shareholders’ equity
Preferred stock	6,808	6,808	6,808
Common stock	21	21	21
Capital surplus	8,742	8,712	8,555
Retained earnings	73,355	71,901	70,772
Less treasury stock	(25,189)	(25,269)	(27,190)
Accumulated other comprehensive income (loss)	(10,718)	(11,407)	(10,361)
Total U.S. Bancorp shareholders’ equity	53,019	50,766	48,605
Noncontrolling interests	465	466	464
Total equity	53,484	51,232	49,069
Total liabilities and equity	$680,825	$674,805	$591,381

NON-GAAP FINANCIAL MEASURES

(Dollars in Millions, Unaudited)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Total equity	$53,484	$53,454	$51,232	$47,978	$49,069
Preferred stock	(6,808)	(6,808)	(6,808)	(6,808)	(6,808)
Noncontrolling interests	(465)	(465)	(466)	(465)	(464)
Goodwill (net of deferred tax liability) (1)	(11,493)	(11,575)	(11,395)	(9,165)	(9,204)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,490)	(2,611)	(2,792)	(735)	(780)
Tangible common equity (a)	32,228	31,995	29,771	30,805	31,813

Common equity tier 1 capital, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation	42,944	42,027	41,560	44,094	42,944
Adjustments (2)	(866)	(866)	(1,299)	(1,300)	(1,300)
Common equity tier 1 capital, reflecting the full implementation of the current expected credit losses methodology (b)	42,078	41,161	40,261	42,794	41,644

Total assets	680,825	682,377	674,805	600,973	591,381
Goodwill (net of deferred tax liability) (1)	(11,493)	(11,575)	(11,395)	(9,165)	(9,204)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,490)	(2,611)	(2,792)	(735)	(780)
Tangible assets (c)	666,842	668,191	660,618	591,073	581,397

Risk-weighted assets, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation (d)	473,393 *	494,048	496,500	456,928	441,804
Adjustments (3)	(735)*	(735)	(620)	(337)	(317)
Risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (e)	472,658 *	493,313	495,880	456,591	441,487

Ratios*
Tangible common equity to tangible assets (a)/(c)	4.8%	4.8%	4.5%	5.2%	5.5%
Tangible common equity to risk-weighted assets (a)/(d)	6.8	6.5	6.0	6.7	7.2
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)/(e)	8.9	8.3	8.1	9.4	9.4

	Three Months Ended

	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Net income applicable to U.S. Bancorp common shareholders	$1,281	$1,592	$853	$1,718	$1,464
Intangibles amortization (net-of-tax)	126	126	67	34	32
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,407	1,718	920	1,752	1,496
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization (f)	5,643	6,967	3,650	6,951	6,000

Average total equity	54,287	53,132	49,731	50,284	49,633
Average preferred stock	(6,808)	(6,808)	(6,808)	(6,808)	(6,808)
Average noncontrolling interests	(465)	(465)	(466)	(464)	(467)
Average goodwill (net of deferred tax liability) (1)	(11,527)	(11,444)	(9,202)	(9,192)	(9,246)
Average intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,530)	(2,681)	(1,637)	(758)	(783)
Average tangible common equity (g)	32,957	31,734	31,618	33,062	32,329

Return on tangible common equity (f)/(g)	17.1%	22.0%	11.5%	21.0%	18.6%

Net interest income	$4,415	$4,634	$4,293	$3,827	$3,435
Taxable-equivalent adjustment (4)	34	34	32	30	29
Net interest income, on a taxable-equivalent basis	4,449	4,668	4,325	3,857	3,464

Net interest income, on a taxable-equivalent basis
(as calculated above)	4,449	4,668	4,325	3,857	3,464
Noninterest income	2,726	2,507	2,043	2,469	2,548
Less: Securities gains (losses), net	3	(32)	(18)	1	19
Total net revenue, excluding net securities gains (losses) (h)	7,172	7,207	6,386	6,325	5,993

Noninterest expense (i)	4,569	4,555	4,043	3,637	3,724
Less: Intangible amortization	159	160	85	43	40
Noninterest expense, excluding intangible amortization (j)	4,410	4,395	3,958	3,594	3,684

Efficiency ratio (i)/(h)	63.7%	63.2%	63.3%	57.5%	62.1%
Tangible efficiency ratio (j)/(h)	61.5	61.0	62.0	56.8	61.5
*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Includes the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology net of deferred taxes.
(3)	Includes the impact of the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology.
(4)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

NON-GAAP FINANCIAL MEASURES
	Three Months Ended			Six Months Ended
(Dollars and Shares in Millions, Except Per Share Data, Unaudited)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net income applicable to U.S. Bancorp common shareholders	$1,281	$1,592	$1,464	$2,873	$2,930
Less: Notable items, including the impact of earnings allocated to participating stock awards (1), (2)	(429)	(181)	(153)	(610)	(153)
Net income applicable to U.S. Bancorp common shareholders, excluding notable items (a)	1,710	1,773	1,617	3,483	3,083

Average diluted common shares outstanding (b)	1,533	1,532	1,487	1,533	1,486
Diluted earnings per common share, excluding notable items (a)/(b)	$1.12	$1.16	$1.09	$2.27	$2.07

Net income attributable to U.S. Bancorp	$1,361
Less: Notable items (1)	(432)
Net income attributable to U.S. Bancorp, excluding notable items	1,793
Annualized net income attributable to U.S. Bancorp, excluding notable items (c)	7,192

Average assets (d)	673,012
Return on average assets, excluding notable items (c)/(d)	1.07%

Net income applicable to U.S. Bancorp common shareholders, excluding notable items (as calculated above)	$1,710
Annualized net income applicable to U.S. Bancorp common shareholders, excluding notable items (e)	6,859

Average common equity (f)	47,014
Return on average common equity, excluding notable items (e)/(f)	14.6%

Net interest income	$4,415
Taxable-equivalent adjustment (3)	34
Net interest income, on a taxable-equivalent basis	4,449

Net interest income, on a taxable-equivalent basis (as calculated above)	4,449
Noninterest income	2,726
Less: Securities gains (losses), net	3
Total net revenue, excluding net securities gains (losses)	7,172
Less: Notable items (1)	(22)
Total net revenue, excluding net securities gains (losses) and notable items (g)	7,194

Noninterest expense	4,569
Less: Notable items (1)	310
Noninterest expense, excluding notable items (h)	4,259

Efficiency ratio, excluding notable items (h)/(g)	59.2%
	Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022
Net charge-offs	$649	$373	$578
Less: Notable items (4)	309	91	368
Net charge-offs, excluding notable items	340	282	210
Annualized net charge-offs, excluding notable items (i)	1,364	1,144	833

Average loan balances (j)	388,817	386,750	359,811
Net charge-off ratio, excluding notable items (i)/(j)	.35%	.30%	.23%
(1)

Notable items of $575 million ($432 million net-of-tax) for the three months ended June 30, 2023 included $(22) million of noninterest income related to balance sheet repositioning and capital management actions, $310 million of merger and integration-related charges and $243 million of provision for credit losses related to balance sheet repositioning and capital management actions. Notable items for the three months ended March 31, 2023 included $244 million ($183 million net-of-tax) of merger and integration-related charges. Notable items for the three months ended June 30, 2022 included $197 million ($153 million net-of-tax) of merger and integration-related charges.

(2)

Notable items of $819 million ($615 million net-of-tax) for the six months ended June 30, 2023 included $(22) million of noninterest income related to balance sheet repositioning and capital management actions, $554 million of merger and integration-related charges and $243 million of provision for credit losses related to balance sheet repositioning and capital management actions. Notable items for the six months ended June 30, 2022 included $197 million ($153 million net-of-tax) of merger and integration-related charges.

(3)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.
(4)

Notable items for the three months ended June 30, 2023 included $309 million of net charge-offs related to balance sheet repositioning and capital management actions. Notable items for the three months ended March 31, 2023 included $91 million of net charge-offs related to uncollectible acquired loans, considered purchase credit deteriorated as of the date of the acquisition. Notable items for the three months ended December 31, 2022 included $179 million of net charge-offs related to uncollectible MUB acquired loans as well as $189 million of net charge-offs related to balance sheet repositioning and capital management actions.

LINE OF BUSINESS FINANCIAL PERFORMANCE							Preliminary data
($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp
Business Line	2Q 2023	1Q 2023	2Q 2022	2Q23 vs 1Q23	2Q23 vs 2Q22	YTD 2023	YTD 2022	Percent Change
Corporate and Commercial Banking	$435	$607	$376	(28.3)	15.7	$1,042	$784	32.9
Consumer and Business Banking	598	680	483	(12.1)	23.8	1,278	846	51.1
Wealth Management and Investment Services	403	417	365	(3.4)	10.4	820	609	34.6
Payment Services	350	343	394	2.0	(11.2)	693	771	(10.1)
Treasury and Corporate Support	(425)	(349)	(87)	(21.8)	nm	(774)	78	nm
Consolidated Company	$1,361	$1,698	$1,531	(19.8)	(11.1)	$3,059	$3,088	(.9)

	Income Before Provision and Taxes			Percent Change		Income Before Provision and Taxes
	2Q 2023	1Q 2023	2Q 2022	2Q23 vs 1Q23	2Q23 vs 2Q22	YTD 2023	YTD 2022	Percent Change
Corporate and Commercial Banking	$730	$786	$600	(7.1)	21.7	$1,516	$1,150	31.8
Consumer and Business Banking	821	914	569	(10.2)	44.3	1,735	1,100	57.7
Wealth Management and Investment Services	540	553	483	(2.4)	11.8	1,093	817	33.8
Payment Services	781	678	747	15.2	4.6	1,459	1,380	5.7
Treasury and Corporate Support	(266)	(311)	(111)	14.5	nm	(577)	(65)	nm
Consolidated Company	$2,606	$2,620	$2,288	(.5)	13.9	$5,226	$4,382	19.3

Lines of Business

The Company’s major lines of business are Corporate and Commercial Banking, Consumer and Business Banking, Wealth Management and Investment Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Business line results are derived from the Company’s business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2023, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

        2

CORPORATE AND COMMERCIAL BANKING	Preliminary data

($ in millions)				Percent Change
	2Q 2023	1Q 2023	2Q 2022	2Q23 vs 1Q23	2Q23 vs 2Q22	YTD 2023	YTD 2022	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,019	$1,080	$799	(5.6)	27.5	$2,099	$1,546	35.8
Noninterest income	347	319	272	8.8	27.6	666	519	28.3
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	1,366	1,399	1,071	(2.4)	27.5	2,765	2,065	33.9
Noninterest expense	609	587	471	3.7	29.3	1,196	915	30.7
Other intangibles	27	26	--	3.8	nm	53	--	nm
Total noninterest expense	636	613	471	3.8	35.0	1,249	915	36.5
Income before provision and taxes	730	786	600	(7.1)	21.7	1,516	1,150	31.8
Provision for credit losses	150	(24)	98	nm	53.1	126	104	21.2
Income before income taxes	580	810	502	(28.4)	15.5	1,390	1,046	32.9
Income taxes and
taxable-equivalent adjustment	145	203	126	(28.6)	15.1	348	262	32.8
Net income	435	607	376	(28.3)	15.7	1,042	784	32.9
Net (income) loss attributable to
noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$435	$607	$376	(28.3)	15.7	$1,042	$784	32.9

Average Balance Sheet Data
Loans	$151,123	$149,776	$123,245	.9	22.6	$150,455	$119,598	25.8
Other earning assets	6,250	5,644	4,161	10.7	50.2	5,949	4,417	34.7
Goodwill	2,859	2,825	1,912	1.2	49.5	2,842	1,912	48.6
Other intangible assets	537	592	4	(9.3)	nm	564	4	nm
Assets	173,101	169,654	137,809	2.0	25.6	171,389	132,899	29.0

Noninterest-bearing deposits	51,242	58,413	59,226	(12.3)	(13.5)	54,808	61,195	(10.4)
Interest-bearing deposits	107,724	104,912	93,830	2.7	14.8	106,326	90,509	17.5
Total deposits	158,966	163,325	153,056	(2.7)	3.9	161,134	151,704	6.2

Total U.S. Bancorp shareholders’ equity	18,244	17,302	13,992	5.4	30.4	17,776	13,862	28.2

Corporate and Commercial Banking offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets services, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients.

Corporate and Commercial Banking generated $730 million of income before provision and taxes in the second quarter of 2023, compared with $600 million in the second quarter of 2022, and contributed $435 million of the Company’s net income in the second quarter of 2023. The provision for credit losses increased $52 million (53.1 percent) compared with the second quarter of 2022 primarily due to credit downgrades in commercial real estate and select commercial portfolios in the current quarter. Total net revenue was $295 million (27.5 percent) higher in the second quarter of 2023 due to an increase of $220 million (27.5 percent) in net interest income, and an increase of $75 million (27.6 percent) in total noninterest income. Net interest income increased due to the impact of rising interest rates on earning assets and the acquisition of MUB. Total noninterest income increased primarily due to the MUB acquisition and higher commercial products revenue mainly due to higher trading revenue. Total noninterest expense increased $165 million (35.0 percent) compared with the second quarter of 2022 primarily due to higher FDIC insurance expense driven by an increase in the assessment base and rate along with the inclusion of MUB in the current year, and higher net shared services expense driven by investment in support of business growth and the impact of the MUB acquisition, including intangible amortization driven by the core deposit intangible.

        3

CONSUMER AND BUSINESS BANKING	Preliminary data

($ in millions)				Percent Change
	2Q 2023	1Q 2023	2Q 2022	2Q23 vs 1Q23	2Q23 vs 2Q22	YTD 2023	YTD 2022	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$2,196	$2,284	$1,580	(3.9)	39.0	$4,480	$3,063	46.3
Noninterest income	426	397	390	7.3	9.2	823	844	(2.5)
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	2,622	2,681	1,970	(2.2)	33.1	5,303	3,907	35.7
Noninterest expense	1,714	1,679	1,398	2.1	22.6	3,393	2,801	21.1
Other intangibles	87	88	3	(1.1)	nm	175	6	nm
Total noninterest expense	1,801	1,767	1,401	1.9	28.6	3,568	2,807	27.1
Income before provision and taxes	821	914	569	(10.2)	44.3	1,735	1,100	57.7
Provision for credit losses	24	7	(74)	nm	nm	31	(26)	nm
Income before income taxes	797	907	643	(12.1)	24.0	1,704	1,126	51.3
Income taxes and taxable-equivalent adjustment	199	227	160	(12.3)	24.4	426	280	52.1
Net income	598	680	483	(12.1)	23.8	1,278	846	51.1
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$598	$680	$483	(12.1)	23.8	$1,278	$846	51.1

Average Balance Sheet Data
Loans	$169,704	$170,097	$140,747	(.2)	20.6	$169,898	$140,586	20.8
Other earning assets	2,512	2,179	2,576	15.3	(2.5)	2,346	3,475	(32.5)
Goodwill	4,531	4,490	3,244	.9	39.7	4,511	3,253	38.7
Other intangible assets	5,393	5,594	3,635	(3.6)	48.4	5,493	3,406	61.3

Assets	187,507	187,928	155,700	(.2)	20.4	187,715	156,320	20.1
Noninterest-bearing deposits	35,489	43,216	30,492	(17.9)	16.4	39,331	30,721	28.0
Interest-bearing deposits	187,793	181,439	164,269	3.5	14.3	184,632	163,123	13.2

Total deposits	223,282	224,655	194,761	(.6)	14.6	223,963	193,844	15.5

Total U.S. Bancorp shareholders’ equity	16,516	16,702	12,326	(1.1)	34.0	16,608	12,270	35.4

Consumer and Business Banking comprises consumer banking, small business banking and consumer lending. Products and services are delivered through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing, mobile devices, distributed mortgage loan officers, and intermediary relationships including auto dealerships, mortgage banks, and strategic business partners.

Consumer and Business Banking generated $821 million of income before provision and taxes in the second quarter of 2023, compared with $569 million in the second quarter of 2022, and contributed $598 million of the Company’s net income in the second quarter of 2023. The provision for credit losses increased $98 million compared with the second quarter of 2022 due to normalizing credit conditions. Total net revenue was higher by $652 million (33.1 percent) in the second quarter of 2023 due to an increase of $616 million (39.0 percent) in net interest income, and an increase in total noninterest income of $36 million (9.2 percent). Net interest income increased due to the to the impact of rising interest rates on earning assets and the acquisition of MUB. Total noninterest income increased due to the acquisition of MUB. Total noninterest expense increased $400 million (28.6 percent) in the second quarter of 2023 compared with the second quarter of 2022 due to increases in net shared services expense due to investments in digital capabilities and the impact of the MUB acquisition, including intangible amortization driven by the core deposit intangible.

        4

WEALTH MANAGEMENT AND INVESTMENT SERVICES							Preliminary data
($ in millions)				Percent Change
	2Q 2023	1Q 2023	2Q 2022	2Q23 vs 1Q23	2Q23 vs 2Q22	YTD 2023	YTD 2022	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$482	$517	$370	(6.8)	30.3	$999	$662	50.9
Noninterest income	728	701	652	3.9	11.7	1,429	1,247	14.6
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	1,210	1,218	1,022	(.7)	18.4	2,428	1,909	27.2
Noninterest expense	653	648	536	.8	21.8	1,301	1,079	20.6
Other intangibles	17	17	3	--	nm	34	13	nm
Total noninterest expense	670	665	539	.8	24.3	1,335	1,092	22.3
Income before provision and taxes	540	553	483	(2.4)	11.8	1,093	817	33.8
Provision for credit losses	3	(3)	(4)	nm	nm	--	4	nm
Income before income taxes	537	556	487	(3.4)	10.3	1,093	813	34.4
Income taxes and
taxable-equivalent adjustment	134	139	122	(3.6)	9.8	273	204	33.8
Net income	403	417	365	(3.4)	10.4	820	609	34.6
Net (income) loss attributable to
noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$403	$417	$365	(3.4)	10.4	$820	$609	34.6

Average Balance Sheet Data
Loans	$24,568	$24,311	$22,285	1.1	10.2	$24,441	$21,483	13.8
Other earning assets	421	380	233	10.8	80.7	401	237	69.2
Goodwill	1,792	1,787	1,718	.3	4.3	1,790	1,739	2.9
Other intangible assets	426	442	300	(3.6)	42.0	434	283	53.4
Assets	29,008	28,604	25,728	1.4	12.7	28,808	25,062	14.9
Noninterest-bearing deposits	21,199	22,043	25,194	(3.8)	(15.9)	21,619	26,378	(18.0)
Interest-bearing deposits	80,061	87,290	75,824	(8.3)	5.6	83,656	75,007	11.5
Total deposits	101,260	109,333	101,018	(7.4)	.2	105,275	101,385	3.8

Total U.S. Bancorp shareholders’ equity	3,976	4,104	3,615	(3.1)	10.0	4,040	3,604	12.1

Wealth Management and Investment Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through four businesses: Wealth Management, Global Corporate Trust & Custody, U.S. Bancorp Asset Management and Fund Services.

Wealth Management and Investment Services generated $540 million of income before provision and taxes in the second quarter of 2023, compared with $483 million in the second quarter of 2022, and contributed $403 million of the Company’s net income in the second quarter of 2023. The provision for credit losses increased $7 million compared with the second quarter of 2022 primarily due to higher ending loan balance growth in the second quarter of 2023. Total net revenue increased $188 million (18.4 percent) in the second quarter of 2023 reflecting an increase of $112 million (30.3 percent) in net interest income and $76 million (11.7 percent) in total noninterest income. Net interest income increased primarily due to the acquisition of MUB. Total noninterest income increased primarily due to higher trust and investment management fees driven by the acquisition of MUB and core business growth. Total noninterest expense increased $131 million (24.3 percent) compared with the second quarter of 2022 reflecting the impact of the MUB acquisition.

        5

PAYMENT SERVICES						Preliminary data
($ in millions)				Percent Change
	2Q 2023	1Q 2023	2Q 2022	2Q23 vs 1Q23	2Q23 vs 2Q22	YTD 2023	YTD 2022	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$645	$654	$619	(1.4)	4.2	$1,299	$1,241	4.7
Noninterest income	1,051	937	993	12.2	5.8	1,988	1,850	7.5
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	1,696	1,591	1,612	6.6	5.2	3,287	3,091	6.3
Noninterest expense	887	884	831	.3	6.7	1,771	1,643	7.8
Other intangibles	28	29	34	(3.4)	(17.6)	57	68	(16.2)
Total noninterest expense	915	913	865	.2	5.8	1,828	1,711	6.8
Income before provision and taxes	781	678	747	15.2	4.6	1,459	1,380	5.7
Provision for credit losses	314	220	221	42.7	42.1	534	351	52.1
Income before income taxes	467	458	526	2.0	(11.2)	925	1,029	(10.1)
Income taxes and
taxable-equivalent adjustment	117	115	132	1.7	(11.4)	232	258	(10.1)
Net income	350	343	394	2.0	(11.2)	693	771	(10.1)
Net (income) loss attributable to
noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$350	$343	$394	2.0	(11.2)	$693	$771	(10.1)

Average Balance Sheet Data
Loans	$37,913	$36,935	$33,854	2.6	12.0	$37,426	$32,802	14.1
Other earning assets	74	302	1,023	(75.5)	(92.8)	187	1,023	(81.7)
Goodwill	3,330	3,320	3,318	.3	.4	3,325	3,321	.1
Other intangible assets	359	385	437	(6.8)	(17.8)	372	450	(17.3)
Assets	44,127	42,854	41,014	3.0	7.6	43,493	39,762	9.4
Noninterest-bearing deposits	3,179	3,184	3,396	(.2)	(6.4)	3,181	3,534	(10.0)
Interest-bearing deposits	104	108	167	(3.7)	(37.7)	106	164	(35.4)
Total deposits	3,283	3,292	3,563	(.3)	(7.9)	3,287	3,698	(11.1)

Total U.S. Bancorp shareholders’ equity	9,127	8,968	8,113	1.8	12.5	9,048	8,065	12.2

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services and merchant processing.

Payment Services generated $781 million of income before provision and taxes in the second quarter of 2023, compared with $747 million in the second quarter of 2022, and contributed $350 million of the Company’s net income in the second quarter of 2023. The provision for credit losses increased $93 million (42.1 percent) compared with the second quarter of 2022 primarily due to normalizing credit conditions exhibited through increasing delinquency rates and lower consumer liquidity. Total net revenue increased $84 million (5.2 percent) in the second quarter of 2023 due to higher net interest income of $26 million (4.2 percent) and higher total noninterest income of $58 million (5.8 percent). Net interest income increased primarily due to higher loan yields driven by higher interest rates net of lower customer revolve rates, higher loan balances, and higher loan fees, mostly offset by higher funding costs. Total noninterest income increased year-over-year mainly due to continued strengthening of consumer and business spending across most sectors. Total noninterest expense increased $50 million (5.8 percent) reflecting higher net shared services expense driven by investment in infrastructure and technology development, in addition to higher compensation expense due to merit and core business growth.

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TREASURY AND CORPORATE SUPPORT							Preliminary data
($ in millions)				Percent Change
	2Q 2023	1Q 2023	2Q 2022	2Q23 vs 1Q23	2Q23 vs 2Q22	YTD 2023	YTD 2022	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$107	$133	$96	(19.5)	11.5	$240	$152	57.9
Noninterest income	171	185	222	(7.6)	(23.0)	356	447	(20.4)
Securities gains (losses), net	3	(32)	19	nm	(84.2)	(29)	37	nm
Total net revenue	281	286	337	(1.7)	(16.6)	567	636	(10.8)
Noninterest expense	547	597	448	(8.4)	22.1	1,144	701	63.2
Other intangibles	--	--	--	--	--	--	--	--
Total noninterest expense	547	597	448	(8.4)	22.1	1,144	701	63.2
Income (loss) before provision and taxes	(266)	(311)	(111)	14.5	nm	(577)	(65)	nm
Provision for credit losses	330	227	70	45.4	nm	557	(10)	nm
Income (loss) before income taxes	(596)	(538)	(181)	(10.8)	nm	(1,134)	(55)	nm
Income taxes and
taxable-equivalent adjustment	(179)	(195)	(97)	8.2	(84.5)	(374)	(137)	nm
Net income (loss)	(417)	(343)	(84)	(21.6)	nm	(760)	82	nm
Net (income) loss attributable to
noncontrolling interests	(8)	(6)	(3)	(33.3)	nm	(14)	(4)	nm
Net income (loss) attributable to U.S. Bancorp	$(425)	$(349)	$(87)	(21.8)	nm	$(774)	$78	nm

Average Balance Sheet Data
Loans	$5,509	$5,631	$4,056	(2.2)	35.8	$5,569	$4,139	34.5
Other earning assets	215,765	212,359	204,581	1.6	5.5	214,072	205,558	4.1
Goodwill	--	--	--	--	--	--	--	--
Other intangible assets	9	36	--	(75.0)	nm	22	--	nm
Assets	239,269	236,407	219,660	1.2	8.9	237,846	224,620	5.9

Noninterest-bearing deposits	2,649	2,885	2,519	(8.2)	5.2	2,766	2,547	8.6
Interest-bearing deposits	7,825	6,834	1,599	14.5	nm	7,333	2,174	nm
Total deposits	10,474	9,719	4,118	7.8	nm	10,099	4,721	nm

Total U.S. Bancorp shareholders’ equity	5,959	5,591	11,120	6.6	(46.4)	5,776	13,503	(57.2)

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to business segments, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support generated a $266 million loss before provision and taxes in the second quarter of 2023, compared with a $111 million loss in the second quarter of 2022, and recorded a net loss of $425 million in the second quarter of 2023. The provision for credit losses increased $260 million compared with the second quarter of 2022 primarily due to balance sheet optimization activities and increased economic uncertainty. Total net revenue was lower by $56 million (16.6 percent) in the second quarter of 2023 due to an increase of $11 million (11.5 percent) in net interest income, offset by a decrease of $67 million (27.8 percent) in total noninterest income. Net interest income increased primarily due to the acquisition of MUB, partially offset by higher funding costs. The decrease in total noninterest income was primarily due to balance sheet optimization activities, along with lower securities gains and commercial products revenue. Total noninterest expense increased $99 million (22.1 percent) compared with the second quarter of 2022 primarily due to higher merger and integration-related charges related to the acquisition of MUB, the impact of the acquisition of MUB and higher compensation expense due to higher merit and hiring to support business growth, partially offset by lower net shared services costs. Income taxes are assessed to each line of business at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support.

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